UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2009

MDRNA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2009, MDRNA, Inc. (the "Company") and each of its wholly-owned subsidiaries entered into a Loan and Security Agreement (the "Loan Agreement") with General Electric Capital Corporation ("GECC") pursuant to which the Company borrowed funds from GECC to partially finance the purchase by the Company of certain equipment currently leased to the Company by GECC.

The Company borrowed an aggregate of $5,547,953.67 from GECC (the "Loan"), which Loan is evidenced by a promissory note issued by the Company to GECC (the "Note"). No additional advances are available under the Loan Agreement. The outstanding principal balance bears interest in arrears from the date of the Loan Agreement until the Loan is fully repaid at a fixed rate of 12.29% per annum. On or before February 3, 2009, the Company shall make a payment in an amount required to reduce the outstanding principal amount of the Loan to $5,000,000, plus (ii) interest accrued on the Loan through the date of such payment, plus (iii) the payment of principal that would be payable with respect to the Loan on March 1, 2009, plus (iv) interest accrued on the Loan from the day immediately following the date of such payment through and including February 28, 2009. Thereafter, commencing April 1, 2009, the Company will make payments of principal and interest on the Loan in the amount of approximately $281,962.85 on the first day of each month and such payments will continue on the first day of each month thereafter through and including January 1, 2010. All unpaid principal and accrued interest with respect to the Loan is due and payable in full on the earlier of (i) December 1, 2010 or (ii) the date that the Loan otherwise becomes due and payable by acceleration. The Company’s obligations are secured by substantially all of the Company’s assets now owned or hereinafter acquired, including intellectual property.

The Loan Agreement provides for a final payment fee to be paid by the Company equal to three percent (3%) of the original principal amount of the Loan (the "Final Payment Fee"), provided that (i) if the date upon which the outstanding amount of the Loan is paid in full (the "Payoff Date") occurs on or before March 20, 2009, the Final Payment Fee shall equal one percent (1%) of the original principal amount of the Loan, and (ii) if the Payoff Date occurs on or before June 19, 2009, the Final Payment Fee shall equal two percent (2%) of the original principal amount of the Loan.

The Loan Agreement permits the Company to prepay the outstanding principal amount and all accrued but unpaid interest and fees without a prepayment fee. Prepayments must be made to the extent that any cash is received by the Company in connection with certain licensing transactions, upon the closing of certain financing arrangements that exceed $5,000,000, and in connection with certain permitted dispositions. Amounts repaid or prepaid may not be re-borrowed.

Under the Loan Agreement, the Company is subject to specified affirmative covenants, including the obligations to maintain good standing, provide certain notices to GECC, deliver financial statements to GECC, maintain insurance, discharge all taxes, protect its intellectual property and protect the collateral. The Company is also subject to certain negative covenants, including that it may not grant any liens on the collateral, incur additional indebtedness, dispose of any property, change its name, location, business or fiscal year, enter into certain change of control events, declare or pay dividends or prepay other indebtedness, make investments or acquisitions, enter into transactions with affiliates, or amend existing material agreements, in each case subject to certain customary exceptions.

In the event of (i) the Company failing to pay any of the obligations when due under the Loan Agreement or any of the other documents executed in connection therewith (collectively, the "Debt Documents"), (ii) the Company or one of its subsidiaries breaching certain of its covenants under the Loan Agreement, (iii) the Company or one of its subsidiaries breaching any other obligations under the Loan Agreement or the Debt Documents, (iv) any warranty, representation or statement of the Company or one of its subsidiaries being false or misleading when made, (v) any collateral becoming subject to attachment, execution, levy, seizure or confiscation, (vi) any judgment, order or decree exceeding insurance coverage by more than $150,000 being rendered against the Company or any of its subsidiaries, (vii) certain events of insolvency of the Company or one of its subsidiaries, (viii) a development which could reasonably be expected to have a material adverse effect, as defined in the Loan Agreement, (ix) failure of a provision of the Loan Agreement or the Debt Documents to be binding, (x) default under any document evidencing Subordinated Indebtedness, as defined in the Loan Agreement or (xi) departure from the Company or any subsidiary of such entity’s chief executive officer or chief financial officer, then GECC has the right, subject to certain customary exceptions and cure periods, to accelerate the amounts outstanding under the Loan Agreement, in addition to other associated rights including taking possession of the collateral. The Loan Agreement contains customary representations, warranties, covenants, agreements and indemnities.

The Company intends to file the Loan Agreement and the Note as exhibits to its Quarterly Report on Form 10-Q for the period ending March 31, 2009. The foregoing description of the Loan Agreement and the Note is qualified in its entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDRNA, Inc.

January 26, 2009	By:	Bruce R. York

Name: Bruce R. York
Title: Chief Financial Officer